UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality REIT, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 8.01 and 9.01 of Form 8-K.

Item 8.01 Other Events.

On June 23, 2015, the Company issued a press release announcing the expiration of its previously announced modified “Dutch Auction” Tender Offer (the “Tender Offer”) to purchase for cash up to $200 million in aggregate purchase price of the Company’s common shares, in accordance with the terms of an offer to purchase and other related materials. As described in the press release, based on the preliminary results reported by American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer, approximately 10.9 million shares were validly tendered at the final purchase price of $19.00 per share and not properly withdrawn.

Due to the fact that the number of common shares tendered at the final purchase price exceeded the aggregate purchase price of $200 million being sought in the Tender Offer, based on the preliminary results described above, the Company will accept for purchase on a pro rata basis approximately 97% of the common shares properly tendered and not properly withdrawn at the purchase price of $19.00 per common share by each tendering shareholder (other than “odd lot” holders, whose common shares will be purchased on a priority basis).

A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated June 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE HOSPITALITY REIT, INC.

By:      /s/ Justin G. Knight
Justin G. Knight
President and Chief Executive Officer

Date: June 23, 2015